UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2007

HSW International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Capital City Plaza
3350 Peachtree Road, Suite 1500
Atlanta, Georgia 30326

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

On October 15, 2007, HowStuffWorks, Inc. (“HSW”), the largest stockholder of HSW International, Inc. (the “Registrant”) announced that it has entered into an Agreement and Plan of Merger dated as of October 14, 2007 (the “Merger Agreement”) with Discovery Communications, LLC (“Discovery”). Under the Merger Agreement, HSW will become a wholly owned subsidiary of Discovery. HSW will continue to be based in Atlanta, Georgia. Discovery has stated that it has no immediate plans to significantly change HSW’s 160-person team or its operations. The consummation of the merger is subject to regulatory and certain other conditions.

The proposed merger would not impact the Registrant’s publicly traded status, as the Registrant would remain a separate and publicly traded entity upon consummation of the proposed merger. In addition, the Registrant would continue to have a perpetual, fully paid up, royalty-free, sublicensable, exclusive license to the HSW content and brand for Brazil and China (the “Rights”). The Registrant will also maintain the option for those Rights for India and Russia. Subject to consummation of the merger and other conditions, Discovery and the Registrant intend to enter into an arrangement that will give the Registrant digital publishing rights for Brazil and China to Discovery content that has been published on or integrated within the howstuffworks.com website. In addition, if such arrangement is entered into, it will provide that those rights would also be extended to India and Russia if the Registrant exercises its option for those countries under the terms of its existing agreement with HSW.

Among other conditions to the closing of the proposed merger, the Merger Agreement requires amendments to certain of the Registrant’s agreements, including agreements that the Registrant has entered into with HSW. HSW has submitted those proposed amendments to the Registrant for its consideration. A special committee comprised entirely of disinterested directors has been appointed by the Registrant’s Board of Directors to evaluate the proposed amendments to determine whether those amendments are in the best interests of the Registrant and its stockholders. If the Special Committee recommends that the Registrant enter into the proposed amendments, the Registrant will submit the proposed amendments to a vote of its stockholders, with the requirement that the Registrant will not enter into the amendments unless they are approved by a majority of its stockholders, not including HSW.

The proposed amendments require that the Registrant amend certain of its agreements to provide that the current Chairman of the Registrant, Jeff Arnold, may not be a director of the Registrant, but may retain non-voting observer rights. The proposed amendments would also terminate HSW’s rights to designate directors of the Registrant.

In addition, the proposed amendments also reflect that after the proposed merger with Discovery, HSW would seek to distribute or sell a substantial portion of shares it holds of the Registrant. The Registrant has a stockholder rights agreement and certain registration rights agreements that are proposed to be amended to allow for HSW to effect such distribution or sale. As a result of the consummation of such distribution or sale, the Registrant’s public float could increase.

The proposed amendments also seek to (i) terminate an existing arrangement that provides the Registrant the option to require HSW to provide services to the Registrant at cost for a transitional period of 18 months, (ii) amend an agreement that provides the Registrant the ability to acquire digital publishing rights for HSW content in India and Russia, to delay Registrant’s ability to acquire such rights under certain circumstances, and (iii) terminate the Registrant’s right of first refusal relating to the distribution of HSW content in territories outside the United States other than in China, Brazil, India and Russia.

Please note that the description above is only a summary of the proposed amendments under the Merger Agreement. In the event that the Special Committee evaluates these proposed amendments and determines that they are in the best interests of the Registrant and its stockholders, the Registrant will file a proxy statement soliciting stockholder approval of the proposed amendments that will contain more detail regarding the proposed amendments. INVESTORS AND SECURITY HOLDERS OF THE REGISTRANT ARE URGED TO READ THESE MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENTS. The proxy statement and other relevant materials (if and when they become available) and any other documents filed by the Registrant with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Registrant by contacting Registrant’s Investor Relations at (404) 926-0660 or accessing the Registrant’s website at www.hswint.com.

If approved, it is anticipated that the proposed amendments would be effected simultaneously with the closing of the proposed merger. There can be no assurances that the proposed merger will be consummated.

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits

99.1	Press release, dated October 15, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW INTERNATIONAL, INC. (Registrant)

Date: October 15, 2007	By:	/s/ Hank Adorno
Hank Adorno, Vice Chairman